Registration No. 333-195548

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RadTek, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3844	27-2039490
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

9900 Corporate Campus Drive

Suite 3000

Louisville, KY 40223

Telephone: (502-657-6005

(Address and telephone number of registrant's

principal executive offices)

J.D. Sparks

9900 Corporate Campus Drive

Suite 3000

Louisville, KY 40223

Telephone: (502-657-6005

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all Correspondence to:

J.M. Walker & Associates

Attorneys At Law

7841 S. Garfield Way

Centennial, Colorado

Telephone: (303) 850-7637

Facsimile: (303) 482-2731

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting registrant.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting registrant [x]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-195548) of RadTek, Inc. is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the SEC on November 12, 2014, to include the information contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 that was filed with the SEC on April 7, 2015, the current report on Form 8-K filed with the SEC on May 7, 2015, and the quarterly report on Form 10-Q for the three months ended March 31, 2015 that was filed with the SEC on May 15, 2015.

The information included in this filing updates and supplements this Registration Statement and the Prospectus contained therein.  No changes have been made to the Prospectus contained in the Registration Statement (which Prospectus continues to form a part of the Registration Statement) and, accordingly, such Prospectus has not been reprinted in Part I of this filing.  No additional securities are being registered under this Post-Effective Amendment No. 1.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IS SUBJECT TO COMPLETION AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT

RadTek, Inc.

Common Stock, Par Value $0.001 Per Share

This prospectus relates to the offer and sale of up to 14,800,000 common shares by Dutchess Opportunity Fund, II, LP (“Dutchess”), which Dutchess has agreed to purchase from us pursuant to an investment agreement dated as of April 22, 2014 between the registrant and Dutchess.  Subject to the terms and conditions of the Investment Agreement, we have the right, but not the obligation, to “put,” or require Dutchess to purchase up to $20,000,000 worth of our common shares during a 36 month period commencing on the date of this prospectus.  This arrangement is sometimes referred to as an “Equity Line”

We will not receive any of the proceeds from Dutchess’ sale of these common shares.  However, we will receive proceeds from our initial sale of these common shares to Dutchess pursuant to the Investment Agreement.  We will sell these common shares to Dutchess at a price equal to 95% of the lowest daily volume weighted average price of our common stock during the five (5) consecutive trading day period beginning on the date of delivery of the put notice.  We have the right to withdraw all or any portion of any put before the closing, subject to certain limitations set forth in the Investment Agreement.

Dutchess may sell these common shares from time to time in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions.  We will bear the costs relating to the registration of these common shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Recent Developments

We have incorporated by reference into this prospectus the annual report on Form 10-K of RadTek, Inc. for the fiscal year ended December 31, 2014 and the three months ended March 31, 2015.  The information incorporated by reference to this prospectus supplement updates and supplements RadTek, Inc.’s Prospectus dated November 7, 2014.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this prospectus supplement is July 16, 2015.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission allows us to incorporate by reference the information contained in documents that we file with them.  We are incorporating by reference into this prospectus supplement the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

-

Our annual report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on April 7, 2015;

-

Our current report on Form 8-K filed with the SEC on May 7, 2015; and

-

Our quarterly report on Form 10-Q for the three months ended March 31, 2015 that we filed with the SEC on May 15, 2015.

By incorporating by reference our annual report on Form 10-K, our current reports on Form 8-K, and our quarterly report on Form 10-Q, we can disclose important information to you by referring you to these documents, which are considered part of this prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We post on our public website (www.radtekinc.com) our annual report on Form 10-K, quarterly reports on Form 10-Q, current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of any of these documents may be obtained free of charge through our website or by contacting our Investor Relations Department at 9900 Corporate Campus Dr., Suite 3000, c/o PEG, Louisville, KY 40223, or by calling our corporate office at (502) 657-6005.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

You should rely only on the information contained in this prospectus supplement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

EXPERTS

PLS CPA, independent registered public accounting firm, has audited our combined financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in the registration statement. Our combined financial statements and schedule are incorporated by reference in reliance on PLS CPA’s report, given on their authority as experts in accounting and auditing.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.

The registrant shall pay the expenses.

SEC Registration Fee	$ 158.42
Printing and Engraving Expenses	$ 1,500.00
Legal Fees and Expenses	$ 25,000.00
Accounting Fees and Expenses	$ 5,000.00
Miscellaneous	$ 800.00
TOTAL	$ 32,458.42

Item 14.  Indemnification of Directors and Officers

The registrant shall indemnify any officer or director or any former officer or director, to the full extent permitted by law.  We shall indemnify any officer or director in connection with any proceedings, including appeals, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the registrant and they had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the registrant or had reasonable cause to believe that his or her conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We do not have any insurance policies covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.  Recent Sales of Unregistered Securities

None

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Exhibit          Description

  3.1          Articles of Incorporation and amendments.  Incorporated by reference to the

                    Form S-1 filed November 7, 2014.

  3.2          By-Laws.  Incorporated by reference to the Form S-1 filed April 29, 2014

   5            Consent and Opinion of J.M. Walker & Associates regarding the legality of the securities being registered.  Incorporated by reference to the

                    Form S-1 filed April 29, 2014

  10.1        Investment agreement between RadTek, Inc. and Dutchess Opportunity Fund,

                     II, LP.  Incorporated by reference to the Form S-1 filed April 29, 2014

  10.2        Contract between RadTek, Inc. and Joongsun ITC Co. Ltd.  Incorporated by

                     reference to the Form S-1/A filed June 25, 2014

  10.3        Contract between RadTek, Inc. and Korea Transport Network Express Co. Ltd.

                     Incorporated by reference to the Form S-1/A filed June 25, 2014

  10.4        Contract between RadTek, Inc. and Korea Research Institute of Ships and

                    Ocean, which is managed by the Korea Institute of Ocean Science and

                    Technology.  Incorporated by reference to the Form S-1/A filed June 25,

                    2014

  10.5        Memorandum of Agreement between RadTek, Inc. and C&D Corporation Co.

                     Ltd.  Incorporated by reference to the Form 8-K filed May 7, 2015.

  11           Statement of Computation of Per Share Earnings

                    This Computation appears in the Financial Statements.

  16.1        Letter from Ken and Lee Corporation, CPAs dated July 28, 2014

  23.1        Consent of PLS CPA, A Professional Corp., a Certified Public Accountant.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

        ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, State of Kentucky, on July 16, 2015.

RadTek Inc.

By: /s/ Kwang Hyun Kim

            Kwang Hyun Kim

            Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/Kwang Hyun Kim                                 Dated: July 16, 2015

           Kwang Hyun Kim

           Chief Executive Officer

           President, Secretary

           Director

By:  /s/Jae Chan Kim                                        Dated: July 16, 2015

           Jae Chan Kim

           Chief Financial Officer

           Treasurer, Controller

By:  /s/Yong Hyun Chung                                 Dated: July 16, 2015

           Yong Hyun Chung

           Director